Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated April 6, 2020, with respect to the balance sheets of Groundfloor Real Estate 1, LLC as of December 31, 2019 and 2018 and the related statements of operations, changes in member’s (deficit) equity, and cash flows for the years then ended, which appears in the accompanying Form 1-A of Groundfloor Real Estate 1, LLC. We also consent to the reference under the heading “Experts” appearing therein."

Atlanta, Georgia

July 2, 2020